Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
www.selective.com

For release at 4:15 p.m. (ET) on April 27, 2011
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
First Quarter 2011 Earnings

Branchville, NJ – April 27, 2011 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the first quarter ended March 31, 2011.  Net income for the quarter was $0.39 per diluted share and operating income1 was $0.32 per diluted share.  Net investment income, after tax, increased 20% to $32.1 million compared to first quarter 2010.

“We had a good start to the year with our eighth consecutive quarter achieving price increases,” said Chairman, President and Chief Executive Officer Gregory E. Murphy. “Our Commercial Lines renewal pure price was up 2.8% for the quarter due to our excellent agency relationships and our sophisticated underwriting and granular pricing capabilities.  Although recent news reports indicate that the industry is attempting to be more disciplined, it certainly does not appear to be widespread.

“The overall statutory combined ratio was 102.6% for the quarter,” said Murphy.  “Catastrophe losses were $7 million including favorable catastrophe loss development of $5 million, the result of hail losses that did not materialize.  In addition, there was $4 million in favorable casualty development that was partially offset by other property development of $1 million.

“Our Commercial Lines statutory combined ratio improved to 100.6% from 101.9% a year ago,” Murphy continued.  “Overall net premiums written were down 2% primarily due to pressure on commercial lines new business from a highly competitive market and a slow economic recovery.  We are experiencing lower commercial lines audit return premiums, which were $3.7 million, a 68% improvement over the same period last year.

“Investment income, after tax, was $32 million, an increase of 20% over first quarter 2010,” said Murphy.  “These results were higher than expected due to very positive alternative investment performance.  We anticipate returns will normalize over the balance of the year.”

Selective’s first quarter 2011 highlights compared to first quarter 2010:
•	Net income was up 271% to $21.5 million, or $0.39 per diluted share, compared to $5.8 million, or $0.11 per diluted share;
•
Net realized gains on investments increased $3.8 million, after tax, or $0.07 per diluted share, including non-cash other-than-temporary impairments of $0.4 million, after tax, compared to $5.4 million, after tax;

•	Operating income1 increased 168% to $17.8 million, or $0.32 per diluted share, compared to $6.6 million, or $0.12 per diluted share;
•	Combined ratio: GAAP: 103.2% compared to 104.1%; Statutory: 102.6% compared to 102.8%;
•	Total net premiums written (NPW) were down 2% to $361.8 million;
o	Commercial Lines NPW were down 4% to $300.3 million;
o	Personal Lines NPW were up 9% to $61.5 million;
•	Catastrophe losses were $4.4 million, after tax, versus $15.7 million, after tax;
•	Net investment income, after tax, increased 20% to $32.1 million; and
•	Casualty reserve development was favorable $4 million compared to $9 million.

Balance Sheet and Guidance
At March 31, 2011, Selective’s assets were $5.3 billion, up 1% over year end 2010.  Stockholders’ equity was up 1% to $1.1 billion and book value per share increased 1% to $20.06 for the quarter.  Statutory surplus ended the quarter at $1.1 billion.

Selective’s Board of Directors declared a $0.13 per share quarterly cash dividend on common stock payable June 1, 2011 to stockholders of record as of May 13, 2011.

Selective expects to generate a full year statutory and GAAP combined ratios of between 101% and 102%, which includes an elevated catastrophe loss assumption of 2 points and no assumptions for additional reserve development, favorable or unfavorable.  Weighted average shares at year end are expected to be approximately 55 million.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors’ page of Selective’s public website at www.selective.com.   Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on April 28, 2011 at www.selective.com. The webcast will be available for rebroadcast until the close of business on May 27, 2011.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best.  Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program.  Selective maintains a website at www.selective.com.

Forward-Looking Statements
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation

Reform Act of 1995 ("PSLRA").  The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology.  These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time-to-time.  We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

1Operating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures

(in thousands, except per share data)
3 months ended March 31:	2011	2010
Net premiums written	$361,835	368,091
Net premiums earned	351,343	356,202
Net investment income earned	43,473	34,706
Net realized gains (losses)	5,760	(64)
Total revenues	403,456	393,112

Operating income	17,805	6,635
Net realized gains (losses), net of tax	3,744	(42)
Loss from discontinued operations, net of tax	-	(790)
Net income	$21,549	5,803

Statutory combined ratio	102.6%	102.8%
Statutory combined ratio, excluding catastrophe losses	100.7%	96.0%
GAAP combined ratio	103.2%	104.1%

Operating income per diluted share	$0.32	0.12
Net income per diluted share	0.39	0.11
Weighted average diluted shares	55,054	54,217
Book value per share	$20.06	18.97

*All amounts included in this release exclude intercompany transactions.